UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Murray, III, James K.
   Two Piedmont Center, Suite 400
   3565 Piedmont Road, N.E.

   Atlanta, Georgia  30305-1502
2. Issuer Name and Ticker or Trading Symbol
   Medirisk, Inc. (MDMD)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   02/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  02/10/98    X        298,150       A               480,442        I   by Corp. (1)

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Warrant (right to buy)         $0.01500        02/10/98       X                          298,150          03/08/96     01/08/03

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Warrant (right to buy)         02/10/98  Common Stock                   298,150                   0             I   by Corp. (2)

Explanation of Responses:

(1)
Shares were aquired upon exercise of in-the-money warrants (an exempt transaction under Rule16b-6(b)) by HealthPlan Services
Corporation, which at the time of exercise was at least a 50% equity holder of Sykes HealthPlan Services, Inc., of which the reporting person was then an executive officer.
(2)
Warrants were exercised by HealthPlan Services Corporation, which at the time of exercise was at least a 50% equity holder of Sykes
HealthPlan Services, Inc., of which the reporting person was then an executive officer.  Exercise of these in-the-money warrants is an exempt transaction under Rule16b-6(b).

SIGNATURE OF REPORTING PERSON
/S/ Murray, III, James K.
DATE  March 9, 1998